                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /
    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.142-12

                            THE WACKENHUT CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                  JAMES P. ROWAN
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
/ /  Fee   computed  on   table  below   per  Exchange   Act  Rules  14a-6(i)(4)
     and 0-11
     1) Title of each class of securities to which transaction applies:


        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:


        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*


        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:


        ------------------------------------------------------------------------
* Set forth the amount on which the filing fee is calculated and state how it was determined.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:


        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:


        ------------------------------------------------------------------------
     3) Filing Party:


        ------------------------------------------------------------------------
     4) Date Filed:


        ------------------------------------------------------------------------

EXECUTIVE OFFICES
1500 San Remo Avenue
Coral Gables, Florida 33146
Telephone: (305) 666-5656


NOTICE OF ANNUAL MEETING OF SHAREHOLDERS ON APRIL 29, 1994
To the Shareholders:
The Annual Meeting of the Shareholders of The Wackenhut Corporation will be held on Friday, April 29, 1994, at 9:00 A.M. at The Colonnade Hotel, 180 Aragon Avenue, Coral Gables, Florida for the purpose of considering and acting on the matters following:
     (1)  the election of eleven directors for the ensuing year;

     (2) ratification of the action of the Board of Directors in appointing the firm of Arthur Andersen & Co. to be the independent certified public accountants of the Corporation for the fiscal year 1994, and to perform such other services as may be requested;

     (3) the transaction of any other business as may properly come before the meeting, or any adjournment or adjournments thereof.

Only shareholders of Series A Common Stock of record at the close of business March 14, 1994, the record date and time fixed by the Board of Directors, are entitled to notice and to vote at said meeting.
ALL SERIES A COMMON STOCK SHAREHOLDERS ARE URGED EITHER TO ATTEND THE MEETING IN PERSON OR TO VOTE BY PROXY.
You are requested promptly to sign and mail the enclosed proxy, which is being solicited on behalf of the Board of Directors, regardless of whether you expect to be present at this meeting. A return envelope which requires no postage is enclosed for that purpose. If you attend the meeting in person, you may, if you wish, revoke your proxy and vote in person.
By order of the Board of Directors.



                                        Clark G. Redick
                                        Senior Vice President, General Counsel,
                                        and Assistant Secretary

March 29, 1994

PROXY STATEMENT



                                                                 March 29, 1994

The Wackenhut Corporation
Executive Offices
1500 San Remo Avenue
Coral Gables, Florida 33146
Telephone: (305) 666-5656


General Information
This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Wackenhut Corporation for the Annual Meeting of Shareholders of the Corporation to be held at The Colonnade Hotel, 180 Aragon Avenue, Coral Gables, Florida, April 29, 1994, and all adjournments thereof. Please note the Proxy Card provides a means to withhold authority to vote for any individual director-nominee. Also note the format of the Proxy Card which provides an opportunity to specify your choice between approval, disapproval or abstention with respect to the proposal to approve the appointment of Arthur Andersen & Co. as independent certified public accountants of the Corporation. If the enclosed Proxy Card is executed properly and returned, the shares represented will be voted in accordance with those instructions. If no instructions are given the Proxy Card will be voted as follows:
     FOR  -    The election of the Directors nominated by the Board of Directors
     FOR  -    Proposal to approve the appointment of Arthur Andersen & Co. as the independent certified public accountants of the Corporation.
Holders of shares of the Series A Common Stock of the Corporation of record as of the close of business on March 14, 1994, will be entitled to one vote for each share of stock standing in their name on the books of The Wackenhut Corporation.
On March 14, 1994, 3,858,885 shares of Series A Common Stock were outstanding. The Series A Common Stock will vote as a single class for the election of Directors, to approve the appointment of Arthur Andersen & Co., and on any other matter which may properly come before the meeting.
Any person giving a proxy has the power to revoke it any time before it is voted by written notice to the Corporation.
The cost of preparation, assembly and mailing this Proxy Statement material will be borne by the Corporation. It is contemplated that the solicitation of proxies will be entirely by mail. This Proxy Statement and the accompanying form of proxy are being mailed to shareholders of the Corporation on or about March 29, 1994.

THE ELECTION OF DIRECTORS
The Board of Directors will be comprised of eleven (11) members. Unless instructed otherwise, the persons named on the accompanying Proxy Card will vote for the election of the nominees named below to serve for the ensuing year and until their successors are elected and have qualified. All of the nominees are presently directors of the Corporation who were elected by the shareholders at their last annual meeting, and who are proposed for re-election to the Board of Directors of the Corporation at the April 29, 1994 annual meeting of shareholders.


If any nominee for director shall become unavailable (which management has no reason to believe will be the case), it is intended that the shares represented by the enclosed Proxy Card will be voted for any such replacement or substitute nominee as may be nominated by the Board of Directors. A brief biographical statement for each nominee follows:


NOMINEE AND YEAR          PRESENT AND PAST POSITIONS
FIRST BECAME DIRECTOR     AND OTHER INFORMATION



                          Ambassador  Capen is an author, speaker and
  RICHARD G. CAPEN, JR.   independent corporate director.  He was formerly
          1993            United States Ambassador to Spain (1992-93), Vice
         AGE 59           Chairman and Director of Knight Ridder, Inc.
                          (1989-91), and Chairman and Publisher of The Miami
                          Herald (1983-89). During his years as Publisher of The Miami Herald, the newspaper received five Pulitzer
                          Prizes and was honored twice as one of the top ten dailies in America. Ambassador Capen started his newspaper career in l96l with Copley Newspapers in San
                          Diego, California. From l968-7l, Ambassador Capen was a senior civilian official with the U.S. Department of Defense, where he served first as Deputy Assistant
                          Secretary of Defense for Public Affairs and subsequently as Assistant to the Secretary of Defense for Legislative Affairs. In l97l he was awarded the Defense Department's highest civilian decoration for his leadership. Capen has served as director of several public corporations, and as a member of advisory boards at Stanford and Duke Universities. He is a member of the Board of Directors of Carnival
                          Cruise Lines, New  Economy Fund, a mutual fund, and
                          Smallcap World Fund, a mutual fund. Mr. Capen is a l956 graduate of Columbia University which he attended on an NROTC scholarship. (b)(d)

  NORMAN A. CARLSON       Mr. Carlson is Senior Lecturer in the Department of
        1993              Sociology, University of Minnesota.  He retired from
       AGE 60             the Department of Justice in l987 after serving l7
                          years as Director of the Federal Bureau of Prisons.
                          During his career in correctional administration, Mr.
                          Carlson worked at the U.S. Penitentiary, Leavenworth,
                          Kansas and the Federal Correctional Institution,
                          Ashland, Kentucky.  He was President of the American
                          Correctional Association (l978-l980) and is a fellow in the National Academy of Public Administration. He was a member of the U.N. Committee on Crime Prevention and Treatment of Offenders and also served as co-chair of the U.S. delegation to the committee. Mr. Carlson received a B.A. in Sociology from Gustavus Adolphus
                          College, St. Peter, MN and a M.A. in Criminology from the University of Iowa. He was a mid-career fellow at the Woodrow Wilson School of Public and International
                          Affairs, Princeton University. (c)(e)

NOMINEE AND YEAR          PRESENT AND PAST POSITIONS
FIRST BECAME DIRECTOR     AND OTHER INFORMATION

    ANNE NEWMAN           Mrs.  Foreman served as the Under Secretary of the
      FOREMAN             United States Air Force from September 1989 until
        1993              January 1993.  Prior to her tenure as Under Secretary,
       AGE 46             she was General Counsel of the Department of the Air
                          Force and a member of the Department's Intelligence
                          Oversight Board.  Mrs. Foreman served in the White
                          House as Associate Director of Presidential Personnel for National Security (1985-1987) and practiced law with the Washington office of the Houston-based law firm of Bracewell and Patterson, and with the British solicitors Boodle Hatfield, Co., in London, England
                          (1979-1985). Mrs. Foreman is a former member of the career Foreign Service, having served in Beirut, Lebanon; Tunis, Tunisia, and the U.S. Mission to the
                          United Nations in New York. She was a U.S. delegate to the 3lst Session of the U.N. General Assembly and to the 62nd Session of the U.N. Economic and Social
                          Council.  Mrs. Foreman received a B.A. degree, Magna
                          Cum Laude, from the University of Southern California and a M.A. (History) from the same institution. She also holds a J.D. from the American University and was awarded an Honorary Doctorate of Laws from Troy State
                          University.  Mrs. Foreman is a member of Phi Beta
                          Kappa, has been a member of numerous Presidential delegations, and was twice awarded the Air Force
                          Medal for Distinguished Civilian Service. (c)(d)

  EDWARD L. HENNESSY,     Mr. Edward L. Hennessy, Jr., served as Chairman of the
          JR.             Board and Chief Executive Officer of Allied-Signal
         1993             Inc. from 1979 to 1991. He was previously Executive
        AGE 66            Vice President and member of the Board of Directors
                          and Executive Committee of United Technologies
                          Corporation, Senior Vice President for Administration
                          and Finance for Heublein, Inc. and Controller with
                          IT&T Corporation.  He is a member of the Board of
                          Directors of Martin Marietta, The Bank of New York,
                          Titan Pharmaceuticals, Dycom Industries, Inc., and
                          Walden Residential Properties, Inc.  He is Vice
                          Chairman of the Corporate Fund of the John F. Kennedy
                          Center for the Performing Arts, a Trustee of The
                          Catholic University of America, a Director of The
                          Coast Guard Academy Foundation, Inc. and founding
                          President of the Tri-County Scholarship Fund. He was a
                          member of The President's Private Sector Survey on
                          Cost Control, The (New Jersey) Governor's Management
                          Improvement Plan, Inc., and the Tender Offer Advisory
                          Committee of the Securities & Exchange Commission.  He
                          also is a member of The Conference Board, Inc. and the
                          Economic Club of New York.   He has numerous honorary
                          degrees and is a graduate of Fairleigh Dickinson
                          University in New Jersey, where he is a Trustee and Chairman of the University's Board. (c)(d)

  PAUL X. KELLEY          General Kelley is the Vice Chairman of Cassidy and
       1988               Associates, Inc., a government relations firm in
      AGE 65              Washington, D.C. He is also on the Board of Directors
                          of Allied-Signal, Inc., an aerospace, automotive products, and engineered materials company; GenCorp, Inc. a propulsion, defense electronics, and ordnance company; PHH Corporation, a vehicle and relocation management services company; Saul Centers, Inc. a real estate investment trust; Sturm, Roger and Co., Inc., a small arms company and UST, Inc., a tobacco products, wine and smoker accessories company. He is the former
                          Commandant of the Marine Corps, having retired as a four-star General in 1987. As a Marine officer, he commanded an infantry battalion in Vietnam during 1966; and during 1970-71, he commanded the 1st Marine
                          Regiment, the last Marine ground combat unit to leave
                          Vietnam. He later commanded the 4th Marine Division, and was the first commander of the Rapid Deployment
                          Joint Task Force, a four service force headquartered in Florida. He is the recipient of numerous awards for valor and distinguished service during over thirty-seven years of active military service.
                          General Kelley has a B.S. in economics from Villanova
                          University and is a graduate of the Air War College.
                          He has been awarded honorary doctoral degrees by four major universities.(b)(e)

   ROBERT Q. MARSTON      Dr. Marston is Chairman of the Board of Cordis
          1984            Corporation, a health products company. He was
         AGE 71           President of the University of Florida for a decade,
                          1974-1984, and he became President-Emeritus on September 1, 1984. Prior to assuming the University of
                          Florida post, Dr. Marston was Vice Chancellor and Dean of Medicine at the University of Mississippi, Jackson;
                          Director of the National Institutes of Health,
                          Bethesda, MD; Scholar in Residence, University of
                          Virginia, Charlottesville, and Distinguished Fellow at the National Academy of Sciences, Washington, D.C. He is a Director of Johnson & Johnson, a health products company; and the First National Bank of Alachua, Florida. He is past Chairman of the National
                          Association of State Universities and Land Grant
                          Colleges, and a member of senior national medical organizations in his field, including medical components of the National Academy of Sciences. He is Chairman of the commission on Medical Education of the Robert Wood Johnson Foundation and a member of the Board of Visitors of Virginia Military Institute. Dr.
                          Marston received a B.S. degree from the Virginia
                          Military Institute, an M.D. degree from the Medical
                          College of Virginia and a B.S. degree from Oxford
                          University. He is a Rhodes Scholar, and a Markle
                          Scholar.(b)(d)

  JORGE L. MAS CANOSA     Mr. Mas Canosa is Chairman of the Board of MasTec,
           1993           Inc., a public engineering contracting firm
          AGE 54          specializing in telecommunications infrastructure, and
                          is one of the few Hispanics in the United States to own a public company. He is also Chairman of the Board of Neff Machinery, a construction equipment distributor; President of multiple enterprises in the area of real estate transactions and the development of family housing, office and industrial projects;
                          Director of First Union Corporation of Florida and
                          First Union National Bank of Florida; Director of Land
                          Air Transport, Inc.; and Chairman of the Cuban
                          American National Foundation, an independent, non-profit institution which promotes freedom and democracy for Cuba. He was appointed Chairman of the Presidential Advisory Board for Cuba Broadcasting by
                          President Ronald Reagan and has served three
                          Administrations in that capacity, including President
                          Bill Clinton. He is recipient of the Lincoln-Marti
                          Award from the U.S. Department of Health, Education and Welfare, and has been honored by the Vatican for service to his community. In addition to receiving an honorary doctorate degree from Mercy College in New
                          York, Mr. Mas Canosa attended the University of
                          Oriente Law School in Cuba and is a graduate of the Presbyterian Junior College in North Carolina. (e)(f)

NOMINEE AND YEAR          PRESENT AND PAST POSITIONS
FIRST BECAME DIRECTOR     AND OTHER INFORMATION


 NANCY CLARK REYNOLDS     Ms  Reynolds is Senior Consultant of The Wexler Group,
         1986             a governmental relations and public affairs consulting
        AGE 66            firm in Washington, D.C. She currently serves as a
                          Director of Sears, Roebuck & Co., Allstate Insurance
                          Company and The Norrell Corporation, a temporary help service firm. She is a member of the Board of the National Park Foundation and a trustee of the Leakey
                          Foundation. She is a past president of the Business and Government Relations Council. She was formerly a Director of the Chicago Mercantile Exchange, G.D.
                          Searle & Co., and Viacom International. From 1977-82, she was a Vice President of the Bendix Corporation.
                          She received her B.A. degree in English from Goucher
                          College and an Honorary Degree of Laws from Gonzaga
                          University.(b)(f)

NOMINEE AND YEAR          PRESENT AND PAST POSITIONS
FIRST BECAME DIRECTOR     AND OTHER INFORMATION

 THOMAS P. STAFFORD       Lt. Gen. Stafford is a Consultant for the firm of
        1991              General Technical Services, Inc., which he joined in
       AGE 63             1984.  He is also Vice Chairman and co-founder of
                          Stafford, Burke and Hecker, Inc., a Washington-based consulting firm. After serving as an astronaut for a number of years, he retired in 1979 from the Air Force as Deputy Chief of Staff for Research, Development and
                          Acquisition and served as Vice Chairman of Gibraltar
                          Exploration Limited until 1984. Lt. Gen. Stafford is also Chairman of the Board of Omega Watch Corporation of America and is a Director of Allied Signal; CMI
                          Corporation; Fisher Scientific International, Inc.;
                          NYCAL, Inc..; Pacific Scientific Company; Seagate
                          Technology, Inc.; Tremont Corporation; and Wheelbrator
                          Technologies, Inc.((b)(e)

  GEORGE R. WACKENHUT     Mr. Wackenhut is Chairman of the Board and Chief
          1958            Executive Officer of the Corporation. He was President
         AGE 74           of the Corporation from the time it was founded until
                          April 26, 1986. He formerly was a Special Agent of the
                          Federal Bureau of Investigation. He is a former member of the Board of Directors of SSJ Medical Development,
                          Inc., Miami, Florida, and is on the Dean's Advisory
                          Board of the University of Miami School of Business.
                          He is on the National Council of Trustees, Freedoms
                          Foundation at Valley Forge, the President's Advisory
                          Council for the Small Business Administration, Region
                          IV, and a member of the National Board of the National
                          Soccer Hall of Fame. He is a past participant in the Florida Governor's War on Crime and a past member of the Law Enforcement Council, National Council on Crime and Delinquency, and the Board of Visitors of the U.S.
                          Army Military Police School. He is also a member of the American Society for Industrial Security. He was a recipient in 1990 of the Labor Order of Merit, First
                          Class, from the government of Venezuela. Mr. Wackenhut received his B.S. degree from the University of Hawaii and his M.Ed. degree from Johns Hopkins University.
                          Mr. Wackenhut is married to Ruth J. Wackenhut,
                          Secretary of the Corporation. His son Richard R.
                          Wackenhut, is a director-nominee.(a)(f)

  RICHARD R. WACKENHUT    Mr. Wackenhut, President and Chief Operating Officer
           1986           of the Corporation since April 26, 1986, was formerly
          AGE 46          Senior Vice President, Operations from 1983-1986. He
                          was Manager of Physical Security from 1973-74. He also served as Manager, Development at the Corporation's
                          Headquarters from 1974-76; Area Manager, Columbia, SC from 1976-77; District Manager, Columbia SC from
                          1977-79; Director, Physical Security Division at
                          Corporate Headquarters 1979-80; Vice President,
                          Operations from 1981-82; and Senior Vice President,
                          Domestic Operations from 1982-83. Mr. Wackenhut is
                          Director of Wackenhut del Ecuador, S.A.; Wackenhut UK,
                          Limited; Wackenhut Dominicana, S.A.; and a Director of several domestic subsidiaries of the Corporation. He is a member of the executive committee of the St.
                          Thomas University Advisory Board and a Director of
                          Associated Industries of Florida. He is also a member of the American Society for Industrial Security, a member of the International Security Management
                          Association, and a member of the International
                          Association of Chiefs of Police.  He received his B.A.
                          degree from The Citadel in 1969, and completed the Advanced Management Program of the Harvard University
                          School of Business Administration in 1987. Mr.
                          Wackenhut is the son of George R. Wackenhut, a Director-nominee, and Ruth J. Wackenhut, Secretary of the Corporation. (a)(d)

                          (a) Member of Executive Committee

                          (b) Member of Nominating and Compensation Committee

                          (c) Member of Audit and Finance Committee

                          (d) Member of Corporate Planning Committee

                          (e) Member of Operations and Oversight Committee

                          (f) Member of Fair Employment Practices Committee


The election of the directors listed above will require the affirmative vote of the holders of a plurality of the shares present or represented at the shareholders meeting. Abstentions will be treated as shares represented at the meeting and therefore will be the equivalent of a negative vote, and broker non-votes will not be considered as shares represented at the meeting.

COMPOSITION AND FUNCTIONS OF SPECIFIC COMMITTEES
OF THE BOARD OF DIRECTORS
The Wackenhut Corporation has an Audit and Finance Committee whose members have been as follows:

Charles J. Simons, Chairman             Norman A. Carlson    Chesterfield Smith
Edward L. Hennessy, Jr., Vice Chairman  Anne N. Foreman
The Audit and Finance Committee met four times during the past fiscal year.
The Audit and Finance Committee's principal functions and responsibilities are as follows:

     1. Recommend the selection, retention, or termination of the Corporation's independent auditors.
     2.   Review the proposed scope of the audit and fees.
     3. Review the quarterly and annual financial statements and the results of the audit with management, the internal auditors, and the independent auditors with emphasis on the quality of earnings in terms of accounting policies selected; this activity would also entail assisting in the resolution of problems that might arise in connection with an audit if and when this becomes necessary.
     4. Review with management and independent auditors the recommendations made by the auditors with respect to changes in accounting procedures and internal accounting controls as well as other matters of concern to the independent auditors resulting from their audit activity.
     5. Review with management and members of the internal audit team the activities of and recommendations made by this group.
     6. Inquire about and be aware of all work (audit, tax, consulting) that the independent auditors perform for the Corporation.
     7. Recommend policies to avoid unethical, questionable, or illegal activities by Corporation personnel.
     8.   Make periodic reports to the full Board on its activities.

The Wackenhut Corporation also has a Nominating and Compensation Committee which, in addition to its role in recommending compensation for the Chief Executive Officer and the other executive officers, evaluates possible Director nominees and makes recommendations concerning such nominees to the Board of Directors, and recommends to the Chairman and the Board itself the composition of Board Committees and nominees for officers of the Corporation. See the Report of the Compensation Committee later in this Proxy Statement.

Shareholders desiring to suggest qualified nominees for director should advise the Assistant Secretary of the Corporation in writing and include sufficient biographical material to permit an appropriate evaluation.

A total number of four meetings of the Board of Directors was held during the 1993 fiscal year. Mr. Norman Carlson attended less than 75% of Board and assigned Committee meetings, having missed two Committee meetings prior to the October 1993 Board of Directors meeting because of the terminal illness of his wife.

SECURITY OWNERSHIP


The following table shows the number of shares of the Corporation's Series A and Series B Common Stock, each with a par value of $.10 per share, that was beneficially owned as of February 15, 1994, by each director nominee for election as director at the 1994 Annual Meeting of Shareholders, by each named executive officer, by all director nominees and executive officers as a group, and by each person or group who was known by the Corporation to beneficially own more than 5% of the Corporation's outstanding Series A or Series B Common Stock.




                                                                               COMMON STOCK
                                                       SERIES A-(VOTING)                             SERIES B-(NON-VOTING)
BENEFICIAL OWNER                         AMOUNT & NATURE                PERCENT             AMOUNT & NATURE          PERCENT
                                           OF BENEFICIAL                  OF                  OF BENEFICIAL             OF
                                          OWNERSHIP (1)                  CLASS               OWNERSHIP (1)            CLASS
DIRECTOR NOMINEES
Richard G. Capen, Jr.                         --                           *                    100                     *
Norman A. Carlson                             --                          --                    100                     *
Anne N. Foreman                               --                          --                    100                     *
Edward L. Hennessy, Jr.                       --                          --                    100                     *
Paul X. Kelley                               205 (2)                       *                    305 (2)                 *
Robert Q. Marston                            600 (3)                       *                    700 (3)                 *
Jorge L. Mas Canosa                           --                          --                    100                     *
Nancy Clark Reynolds                         400                           *                    500                     *
Thomas P. Stafford                            --                          --                    100                     *
George R. Wackenhut                    1,929,606 (4)                     50.00%           1,932,669(4)                 50.01%
Richard R. Wackenhut                          65 (5)                       *                  1,070(5)                  *

EXECUTIVE OFFICERS
Alan B. Bernstein                            500                           *                    958                     *
Timothy P. Cole                              500                           *                    934                     *
Clark G. Redick                               --                           --                    --                    --

ALL NOMINEES AND
EXECUTIVE OFFICERS
AS A GROUP                             1,931,876                         50.06%           1,938,178                   50.16%
OTHER
The Rothschild Co.(6)                         --                            --              199,341                    5.2 %

* Beneficially owns less than 1%

     (1)  Information concerning beneficial ownership was furnished by the persons named in the table or derived from documents filed with the Securities and Exchange Commission. Except as otherwise indicated below, each person named in the table has sole voting and investment power with respect to the shares beneficially owned. Each person reported as the beneficial owner of stock owned of record by, or in joint tenancy with another person, has only shared voting and investment power over the stock.
     (2)  205 shares held jointly with his wife and the balance in his own name.
     (3)  Includes 100 shares held jointly with his wife and the balance held in his own name.
     (4)  George R. Wackenhut and Ruth J. Wackenhut, his wife and Secretary of the Corporation, own 1,857,276 shares of Series A and
          B as joint tenants. In addition, Mrs. Wackenhut owns 20,000 shares each of Series A and Series B in her own name, and Mr.
          Wackenhut owns 52,330 shares and 55,393 shares of Series A and Series B, respectively, in his own name with respect to which each disclaims beneficial ownership of those shares held by the other.
     (5)  65 shares of Series A and B held in trust for daughter, Jennifer A. Wackenhut, under Florida Gifts to Minors Act and the balance in his own name.

     (6) Whose Address is 32 South Street, Baltimore, MD 21202. Holdings shown are as of December 31, 1993.

EXECUTIVE COMPENSATION

The following table shows remuneration paid or accrued by the Corporation during the fiscal year ended January 2, 1994 and each of the two preceding fiscal years, to the Chief Executive Officer and to each of the four most highly compensated executive officers of the Corporation other than the Chief Executive Officer for services in all capacities while they were employees of the Company, and the capacities in which the services were rendered.

SUMMARY COMPENSATION TABLE



                                                                   LONG-TERM COMPENSATION
                                    ANNUAL COMPENSATION        AWARDS             PAYOUTS
                                                             RESTRICTED                            ALL OTHER
                                                               STOCK               LTIP            COMPEN-
                                                               AWARDS             PAYOUTS          SATION
NAME AND PRINCIPAL POSITION   YEAR  SALARY ($)      BONUS($) ($)(1)(2)(5)        ($)(5)(6)        ($)(3)(4)

George R. Wackenhut,           1993    650,000             0     N/A              31,013            16,543
Chairman of the Board and      1992    600,000        95,000     N/A                                16,543
Chief Executive Officer        1991    550,000       110,000     N/A                                16,651

Richard R. Wackenhut,          1993    390,000        55,000    13,006            10,176            59,000
President and Chief            1992    355,000        87,000    11,833                              55,924
Operating Officer              1991    325,000       105,000    10,857                              52,952

Alan B. Bernstein,             1993    225,000        40,000     5,999             4,637            51,000
Executive Vice President, and  1992    200,000        62,000     5,333                              47,935
President, Domestic Operations 1991    185,000        75,000     4,938                              45,387

Timothy P. Cole                1993    215,000        45,000     5,730             4,394            74,000
Executive Vice President, and  1992    190,000        60,000     5,067                              70,000
President, Government Services 1991    175,000        70,000     4,678                              66,535

Clark G. Redick,               1993    160,000        50,000     3,201                              52,000
Senior Vice President, General 1992    103,000        40,000     1,998                                   0
Counsel and Assistant
  Secretary                    1991       N/A            N/A         N/A                               N/A

N/A - Not applicable
     (1)  The agregate number and value of restricted stock holdings (including restricted stock units and performance shares) based upon the Series B Common Stock fair market value at December 31, 1993 is as follows:

                                  RESTRICTED
                                    STOCK            PERFORMANCE         TOTAL             FAIR
                                    UNITS               SHARES       UNITS/SHARES      MARKET VALUE

G. R. Wackenhut                       --                10,699          10,699           $108,327
R. R. Wackenhut                     2,525                3,543           6,068            $61,439
A. B. Bernstein                     1,150                1,618           2,768            $28,026
T. P. Cole                          1,094                1,543           2,637            $26,700
C. G. Redick                          374                  750           1,124            $11,381

                                                                              10

     (2) Dividends are currently payable on Restricted Stock Units (RSUs), which RSUs are earned based upon seven years continuous employment with the Company from the date of grant.
     (3) This column represents (for the CEO) the cost of a split-dollar life insurance policy on George R. Wackenhut and Ruth J. Wackenhut.
     (4) This column represents (except for the CEO) the cost to the Company of providing for its future liability under the Senior Officer Retirement Plan.
     (5) Restricted stock units and performance shares awarded in 1991 and 1992 have been adjusted for a stock dividend in the form of a 100% stock split.
     (6) The Nominating and Compensation Committee approved the payout of awards for the 1991-1993 performance cycle, waiving certain criteria in the calculation of return on equity for 1993.

            LONG TERM INCENTIVE PLAN - AWARDS IN THE LAST FISCAL YEAR

The following table sets forth certain information concerning awards made under the Company's Key Employee Long-Term Incentive Stock Plan to the named executives during 1993. The performance shares are awarded in a series of successive overlapping three year periods at the beginning of each fiscal year. Awards are earned only if certain predetermined criteria are met. Adjustments may be made in performance share awards to consider aspects of performance that may not be reflected in the Company's financial results.


                                                                                             ESTIMATED FUTURE PAYOUTS
                              NUMBER OF              PERFORMANCE                          UNDER NON-STOCK PRICE-BASED PLAN
                               SHARES,                OR OTHER
                              UNITS, OR              PERIOD UNTIL               THRESHOLD                TARGET           MAXIMUM
                            OTHER RIGHTS            MATURATION OR                 PAYOUT                 PAYOUT            PAYOUT
NAME                           (#)                   PAYOUT (1)                     ($)                    ($)               ($)

George R. Wackenhut              5,779                 3 Years                    $39,000                 $78,000          $117,000

Richard R. Wackenhut             1,933                 3 Years                    $13,000                 $26,000           $39,000

Alan B. Bernstein                  892                 3 Years                     $6,000                 $12,000           $18,000

Timothy P. Cole                    853                 3 Years                     $5,734                 $11,467           $17,201

Clark G. Redick                    476                 3 Years                     $3,200                  $6,400            $9,600

     (1)  Average Return on Equity performance goals are set by the Nominating and Compensation Committee for each of the three-year performance cycles.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Nominating and Compensation Committee of the Board of Directors (the "Compensation Committee") met four times in fiscal 1993. The Compensation Committee is composed exclusively of independent, non-employee directors who are not eligible to participate in any of the executive compensation programs.
Among its other duties, the Compensation Committee is responsible for recommending to the full Board the annual remuneration for all executive officers, including the Chief Executive Officer and the other officers named in the Summary Compensation Table set forth above, and to oversee the Company's compensation plans for key employees. The Compensation Committee seeks to provide, through its administration of the Company's compensation program, salaries that are competitive and incentives that are primarily related to corporate performance. The components of the compensation program are base salary, annual incentive bonuses, and long-term incentive awards.
Base salary is the fixed amount of total annual compensation paid to executives on a regular basis during the course of the fiscal year. Management of the Company determines a salary for each senior executive position (exclusive of the CEO) that it believes is appropriate to attract and retain talented and experienced executives, and that is generally competitive with salaries for executives holding similar positions at comparable companies. The starting point for this analysis is each officer's base salary for the immediately preceding fiscal year. From time to time, management obtains informal reports from independent organizations concerning compensation levels for reasonably comparable companies. At the request of the Compensation Committee, the Company engaged the services of an outside consulting firm to conduct a comprehensive analysis of the total compensation package for key executives during fiscal year 1993. This information was used as a market check on the reasonableness of the salaries proposed by management. The consulting firm's analysis indicated that the total compensation for the top executives of the Company was in the lower ranges in comparison to the comparator companies. The comparator companies are composed of a diversified group of "service" companies whose revenue, performance, and position matches were deemed relevant and appropriate by the consulting firm. Management then recommended executive salaries to the Compensation Committee.
The Compensation Committee reviews and adjusts the salaries suggested by management as it deems appropriate, and generally asks management to justify its recommendations, particularly if there is substantial deviation between the recommended salary and an officer's compensation for the prior fiscal year. In establishing the base salary for each officer (including that of the CEO), the Compensation Committee evaluates numerous factors, including the Company's operating results, net income trends, and stock market performance, as well as comparisons with financial and stock performance of other companies, including those that are in competition with the Company. In addition, data developed as a part of the strategic planning process, but which may not directly relate to corporate profitability, is utilized as appropriate. For example, the Compensation Committee may take into consideration an officer's efforts in positioning the Company for future growth.
The Summary Compensation Table set forth elsewhere in this Proxy Statement shows the salaries of the CEO and the other named executive officers for the last three years. The increase in the CEO's salary for 1993 was attributable to the overall financial performance of the Company, strategic objectives and the quality of his leadership. In 1993, the Compensation Committee formally evaluated the performance of the CEO.
The Company has an incentive compensation plan (the "Bonus Plan") for officers and key employees. The aggregate amount of incentive compensation payable under the Bonus Plan is based on the Company's consolidated revenue and income before provision for income taxes. The Bonus Plan is intended as an incentive for executives to increase both revenue and profit and uses these as factors in calculating the individual bonuses. For fiscal 1993, the CEO requested that the Compensation Committee not award him any bonus, but instead allocate that amount to the bonuses of the other senior officers. In general, bonuses for fiscal year 1993 were lower due to Company performance.
The Compensation Committee's decisions regarding the amount of incentive compensation payable in a given year and the allocation of the compensation pool among the participants, are based on several factors, including the Company's profitability, the contribution of a particular employee during the fiscal year and compliance with previously agreed upon goals and objectives as outlined in the Corporation's strategic plan. None of the CEO's 1993 compensation was based upon payments made under the Bonus Plan.
The Company also maintains a Key Employee Long-Term Incentive Stock Plan (the "Incentive Plan") for all executive officers, including the CEO and the other named officers. Participants in the Incentive Plan are assigned a target incentive award, stated as a percentage of such participant's base salary depending upon the participant's position with the Company. The target incentive award for fiscal 1993 for the CEO, the Chief Operating Officer, Executive Vice Presidents, and Senior Vice Presidents of the Company were 12%, 10%, 8% and 6%, respectively, of base salary.
Participants in the Incentive Plan may be granted one or more types of long-term incentive vehicles as awards. Initially, awards have been limited to grants of restricted stock units and/or performance shares. The Compensation Committee determines the percentage of the target incentive award that will be allocated to restricted stock units and the percentage that will be allocated to performance shares. Awards in each category are earned only if certain predetermined criteria are met. In general, restricted stock unit awards are currently earned based on an employee's continued employment with the Company for a period of seven years from the date of grant, although the Compensation Committee can increase or decrease the time period for future grants and may also include performance criteria. Performance shares are earned only if certain three-year "return on equity" performance goals established by the Compensation Committee are attained. In setting the return on equity goals for each three-year period, the Compensation Committee considers prior years' performance, industry trends, the performance of major financial indicators and the prevailing economic circumstances. In its discretion, the Compensation Committee may make adjustments to performance share awards to consider aspects of performance that may not be reflected in the Company's financial results.
The purpose of the Incentive Plan is to reward superior corporate performance with a variable component of pay that can only be earned if performance criteria are met. The Incentive Plan is intended to encourage stock ownership by senior executives; to balance the short-term emphasis of the Bonus Plan with a longer-term perspective; to reinforce strategic goals by linking them to compensation; and to provide retention incentives for employees considered key to the future success of the Company.

The base salary, Bonus Plan, and Incentive Plan components of compensation, as implemented by the above described policies, have resulted in a compensation program that the Compensation Committee believes is fair, competitive, and in the best interests of the shareholders.







     By the Nominating and Compensation Committee
     Robert Q. Marston, Chairman
     Thomas P. Stafford, Vice Chairman
     Richard G. Capen
     Paul X. Kelley
     Nancy Clark Reynolds

COMPARISON OF FIVE-YEAR
CUMULATIVE TOTAL RETURN*

THE WACKENHUT CORPORATION
5000 WILSHIRE EQUITY,
NYSE COMPOSITE AND
S&P COMMERCIAL SERVICES INDICES


PERFORMANCE THROUGH DECEMBER 31, 1993


*   Total return assumes reinvestment of dividends
** The NYSE Composite Index used in the graph last year is not appropriate for comparison purposes because it was subsequently discovered that the NYSE Composite Index did not include reinvested dividends. For this reason, the Company has decided to use the Wilshire 5000 Equity index as the broad market index in this proxy graph. This will be the last year the NYSE Composite Index will appear.


- ---------------------------------------------------------------------------
                           1988     1989     1990    1991    1992      1993
- ---------------------------------------------------------------------------
Wackenhut                 100      149      142     177      185      174
Wilshire 5000 Equity      100      129      121     163      177      197
- ---------------------------------------------------------------------------
NYSE Composite            100      125      116      147     154      166
- ---------------------------------------------------------------------------
S&P Commercial            100      109       91       99      98       95
- ---------------------------------------------------------------------------

     The above graph compares the performance of The Wackenhut Corporation with that of the Wilshire 5000 Equity, the NYSE Composite Index and the S&P Commercial Services Index, which is a published industry index. An outside consulting firm was retained to evaluate the feasibility of constructing a custom peer group or the selection of a comparable peer group. The consultant's conclusion was that there is no appropriate five-year index of large labor-intensive security and protective service companies presently available and the construction of a custom peer group would not be appropriate because of the lack of sufficient data on the other large security companies. The selection of the S&P Commercial Services Index was the closest index the consultants believed appropriate. If there is a published index of large security companies or when sufficient data is available, the Company may consider, in future years, changing to a different index or custom peer group in place of the S&P Commercial Services Index.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.
The Corporation has a joint life policy on George R. Wackenhut and Ruth J. Wackenhut in the amount of $800,000. The cost of the policy is $16,543 per year and substantially all of the premium is paid by the Corporation. The agreement further provides that $760,000 of the proceeds from the policy will be paid to the Corporation as reimbursement of the costs related to the original agreement and the amended and restated agreement.


DIRECTORS' COMPENSATION
Directors of the Corporation who are not Officers were paid during fiscal year 1993 an annual retainer fee at the rate of $10,000 per year plus $1,250 for each Board Meeting attended, $500 for each committee meeting attended as committee members, and $750 for each committee meeting attended as committee chairmen. Each Director also received from the Corporation during fiscal year 1993 one hundred shares of Series B Common Stock of the Corporation, which had a value of $1,164 at the time of transfer.

Three Directors or their affiliates were compensated for services rendered to the Corporation during 1993; John S. Ammarell, pursuant to a consultant agreement, has been paid an average of $75,000 per year for a ten year period ending in 1993 to perform special assignments at the direction of the Chairman of the Board of the Corporation; Charles J. Simons was paid the sum of $1,500 per month (plus expenses) for financial consulting services furnished to the Corporation. Chesterfield Smith was a senior partner in the law firm of Holland & Knight which the Corporation retained from time to time in the last fiscal year and which the Corporation expects to retain from time to time in the current fiscal year. The charges for these legal services to the Corporation are the usual and customary hourly rates at which Holland & Knight bills its other clients. Each of the foregoing also received the standard Director retainer and attendance fees.


SECTION 16 FILING VIOLATIONS
The initial SEC Form 3 for Richard C. DeCook, an Executive Officer, was inadvertently filed approximately ten days late. That Form 3, as filed, reflected no holdings of stock in the Corporation. Otherwise all SEC Forms 4 and 5 filings appear to have been made when due. Those Directors and Officers not required to file a Form 5 for 1993 have furnished the Corporation with a statement that no filing is due.


APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
Although not required by the By-Laws, the Board of Directors, in the interest of accepted corporate practice, asks shareholders to ratify the action of the Board of Directors in appointing the firm of Arthur Andersen & Co. to be the independent certified public accountants of the Corporation for the fiscal year 1994, and to perform such other services as may be requested. If the shareholders do not ratify this appointment, the Corporation's Board of Directors will reconsider its action. Arthur Andersen & Co. has advised the Corporation that no partner or employee of Arthur Andersen & Co. has any direct financial interest or any material indirect interest in the Corporation other than receiving payment for its services as independent certified public accountants.
A representative of Arthur Andersen & Co., the principal independent certified public accountants of the Corporation for the most recently completed fiscal year, is expected to be present at the shareholders meeting and shall have an opportunity to make a statement if he or she so desires. This representative will also be available to respond to appropriate questions raised orally at the meeting.

SHAREHOLDER PROPOSAL DEADLINE
Shareholder proposals intended to be presented at the April 28, 1995, Annual Meeting of Shareholders must be received by the Corporation for inclusion in the Corporation's proxy statement and form of proxy relating to that meeting by December 1, 1994.


OTHER MATTERS
The Board of Directors knows of no other matters to come before the shareholders' meeting. However, if any other matters properly come before the meeting or any of its adjournments, the person or persons voting the proxies will vote them in accordance with their best judgment on such matters.
                              By order of the Board of Directors.



                              Clark G. Redick
                              Senior Vice President, General Counsel
                              and Assistant Secretary

March 29, 1994


A copy of the Corporation's Annual Report on Form 10-K for the fiscal year ended January 2, 1994 including the financial statements and the schedules thereto, required to be filed with the Securities and Exchange Commission, will be made available without charge to interested shareholders upon written request to Patrick F. Cannan, Director, Corporate Relations, The Wackenhut Corporation, 1500 San Remo Avenue, Coral Gables, Florida 33146.

                             APPENDIX

A photograph of each Director is included in the left hand margin adjacent to the related biography on pages 3 to 6 of the published Proxy Statement.